EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	Andy Backman Vice President Investor Relations (203) 849-7938

FTI Consulting, Inc. Investors: Blake Mueller (718) 578-3706

AMY E. DAHL ELECTED TO THE EMCOR GROUP, INC.
BOARD OF DIRECTORS

NORWALK, CONNECTICUT, December 19, 2024 – EMCOR Group, Inc. (the “Company”) (NYSE: EME) announced today the election to the Company’s Board of Directors of Amy E. Dahl, effective December 18, 2024.

Ms. Dahl, 50, is currently the Vice President, International Business & Strategy of The Toro Company (“Toro”) (NYSE: TTC), a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction and irrigation and outdoor lighting.
Anthony J. Guzzi, Chairman, President and Chief Executive Officer of EMCOR Group, Inc. commented, “Amy brings extensive public company strategic, legal, and operational leadership experience from her senior executive positions in the construction and outdoor environment solutions sector. Her expertise in operations, mergers and acquisitions, legal compliance, and human resources, along with her strong leadership skills, will be invaluable to EMCOR, as we continue to grow strategically, deliver exceptional results for customers, and drive long-term value for our shareholders.”
In her current role at Toro, Ms. Dahl oversees an international division that spans over 125 countries and implements global strategies across the company’s businesses. Since joining Toro as Corporate Counsel in 2007, she has held various leadership positions, including Vice President, General Counsel and Corporate Secretary; Vice President of Human Resources; and Managing Director of Corporate Communications and Investor Relations. Additionally, Ms. Dahl serves on the Board of Directors of The Toro Company Foundation, which supports local charitable organizations and civic projects worldwide, as well as on the Board of Directors of the Greater Twin Cities United Way.
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Prior to joining Toro, Ms. Dahl practiced law specializing in securities law, corporate governance, mergers and acquisitions and general corporate law with Norton Rose Fulbright, a global law firm, and Lathrop GPM, a US regional law firm.
Ms. Dahl received a B.A. in Political Science from The University of Minnesota, and a J.D. from The University of North Dakota School of Law, Order of the Coif.

About EMCOR
EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

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